EXHIBIT 5.1

                            TAX OPINION OF COUNSEL

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                                                              May 29, 1998



ICON Capital Corp.
600 Mamaroneck Avenue
Harrison, NY 10528

Ladies and Gentlemen:

      You have asked for our opinion as to certain federal income tax issues associated with the formation and operation of ICON Income Fund Eight A L.P. (the "Partnership"), a Delaware limited partnership formed pursuant to the Agreement of Limited Partnership (the "Partnership Agreement") dated as of May 28, 1998, among ICON Capital Corp., as General Partner, Thomas W. Martin, as the Original Limited Partner, and such additional Limited Partners as may subsequently be admitted to the Partnership. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Partnership Agreement.

      In rendering the opinions set forth herein, we have examined originals or copies, the authenticity of which has been established to our satisfaction, of
(1) the Certificate of Limited Partnership of the Partnership as filed with the Delaware Secretary of State on July 9, 1997, as amended, (2) the Partnership Agreement, (3) the Registration Statement on Form S-1 (the "Registration Statement") to be filed on behalf of the Partnership with the Securities Exchange Commission (the "Commission") on even date, and its enclosures, including the preliminary prospectus (the "Preliminary Prospectus"), and (4) such other instruments and documents as we deemed necessary as a basis for the opinions set forth herein, and we have assumed the accuracy of the facts set forth in the Preliminary Prospectus. We have also relied, with your consent and without independent investigation, on your representations that:

      1. The activities and operations of the Partnership will be carried on in the manner contemplated by the Partnership Agreement and the Preliminary Prospectus and in accordance with applicable law.

      2. Partnership Units will not be listed on a securities exchange or NASDAQ and, as required by the Partnership Agreement, the General Partner will not permit transfers of Units if any such transfers would cause the Partnership to be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code.


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ICON Capital Corp.
May 29, 1998
Page 2

      Based on the foregoing, we are of the opinion that for federal income tax purposes under current law the Partnership will be treated as a partnership and not as an association taxable as a corporation and it will not be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code.

      We have reviewed the discussion set forth in the Preliminary Prospectus under the headings "RISK FACTORS -Federal Income Tax Risks and ERISA Matters," "FEDERAL INCOME TAX CONSEQUENCES" and 'INVESTMENT BY QUALIFIED PLANS." To the extent such discussion contains statements or conclusions of law, we are of the opinion that, subject to the qualifications contained in such discussion relating to issues as to which we decline to opine and the reasons therefor, such statements and conclusions are correct.

      Our opinion is based on existing laws, regulations, published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change (possibly with retroactive effect) and reinterpretation, and there can be no assurance that the Internal Revenue Service will take a similar view as to any of the tax consequences described.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.



                                                     Very truly yours,


                                                     Day, Berry & Howard LLP